Exhibit 10.3

GENPACT LIMITED

2007 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED SHARE UNIT ISSUANCE AGREEMENT

THIS RESTRICTED SHARE UNIT ISSUANCE AGREEMENT (the “Agreement”), dated as of _______, 2014 (the “Award Date”), is made by and between Genpact Limited, an exempted limited company organized under the laws of Bermuda (the “Company”) and ___________ (“Participant”).  To the extent not defined herein, all capitalized terms in this Agreement shall have the meanings assigned to them in the Genpact Limited 2007 Omnibus Incentive Compensation Plan (the “Plan”).

RECITALS:

WHEREAS, the Company has adopted the Plan for the purpose of promoting the interests of the Company and its shareholders by attracting and retaining exceptional directors, officers, employees and consultants and enabling such individuals to participate in the long-term growth and financial success of the Company.

WHEREAS, the Compensation Committee has determined that it is in the best interests of the Company and its shareholders to grant to Participant restricted share units under the Plan as provided for herein.

NOW, THEREFORE, for and in consideration of the premises and covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Grant of Restricted Share Units. The Company hereby awards to Participant, as of the Award Date, an award (the “Award”) of restricted share units under the Plan.  Each restricted share unit represents the right to receive one Common Share on the vesting date of that unit.  The number of Common Shares subject to the awarded restricted share units, the applicable vesting schedule for the restricted share units and the underlying shares, the dates on which those vested shares shall be issued to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

Number of Shares
Subject to Award:	_________ Common Shares (the “Shares”)

Vesting Schedule:
Participant shall vest with respect to twenty five (25%) of the Shares on each of the first four anniversaries of __, 2014, provided that Participant remains in employment or service with the Company (or an Affiliate) on each such vesting date.

Issuance Dates:
Each Share in which Participant vests in accordance with the foregoing Vesting Schedule shall be issued on the date (the “Issuance Date”) on which that Share so vests or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which such Issuance Date occurs or (if later) the fifteenth (15th) day of the third calendar month following such Issuance Date.  The issuance of the Shares shall be subject to the Company’s collection of all Applicable Taxes in accordance the procedures set forth in Paragraph 5 of this Agreement.

2. Limited Transferability.  Prior to actual receipt of the Shares which vest and become issuable hereunder, Participant may not transfer any interest in the Award or the underlying Shares.  Any Shares which vest hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award.  Participant may make such a beneficiary designation at any time by filing the appropriate form with the Compensation Committee or its designee.

3. Cessation of Employment.

(a) Except as otherwise provided in this Paragraph 3, should Participant cease employment or service for any reason prior to vesting in one or more Shares subject to this Award, then the Award shall be immediately canceled with respect to those unvested Shares, and the number of restricted share units will be reduced accordingly.  Participant shall thereupon cease to have any right or entitlement to receive any Shares under those canceled units.

(b) Notwithstanding Paragraph 3(a), in the event of Participant’s termination of employment or service with the Company or an Affiliate (prior to vesting in all the Shares subject to this Award) by reason of Participant’s death or by the Company or an Affiliate on account of Disability or by the Company or an Affiliate without Cause, this Award shall immediately vest with respect to the additional number of Shares determined by multiplying (i) the number of Shares in which Participant would have vested had Participant continued in employment or service with the Company or an Affiliate through the next annual vesting date (as set forth in the Vesting Schedule above) immediately succeeding the date of such termination by (ii) a fraction the numerator of which is the number of months (rounded to the next whole month) that Participant continued in employment or service with the Company or an Affiliate during the applicable one-year vesting period in which Participant’s termination occurs and the denominator of which is twelve (12).  Those vested Shares shall be issued to Participant, subject to the Company’s collection of the Applicable Taxes, on the date of such termination or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which such termination occurs or (if later) the fifteenth (15th) day of the third calendar month following such termination date.

(c) In addition, this Award (to the extent unvested and outstanding) shall vest in full upon Participant’s Involuntary Termination within twenty-four (24) months following a Change of Control under the Plan.

(d)  For purposes of this Agreement, “Cause”, “Disability” and “Involuntary Termination” shall be as defined in the employment agreement between Participant and the Company dated June 26, 2014 (the “Employment Agreement”).

4. Shares.

(a) On the Issuance Date or as soon thereafter as practicable, the Company shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the number of Common Shares underlying the restricted share units which vest under the Award on such date, subject, however, to the Company’s collection of any Applicable Taxes.

(b) Any Applicable Taxes required to be withheld with respect to the issuance of the vested Shares shall be paid through an automatic Share withholding procedure pursuant to which the Company will withhold, at the time of such issuance, a portion of the Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of those taxes; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required withholding obligations using the minimum statutory withholding rates.  Notwithstanding the foregoing, the Company may, in its sole discretion, require that such Applicable Taxes be paid through Participant’s delivery of his or her separate check payable to the Company in the amount of such taxes.

(c) In no event will any fractional shares be issued.

(d) The holder of this Award shall not have any shareholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares following their actual issuance after the satisfaction of the Applicable Taxes.

5. Clawback.  If Participant has breached any restrictive covenant (whether non-solicitation, non-competition, non-disparagement or confidentiality) under any agreement between Participant and the Company (including, without limitation, the Employment Agreement) or an Affiliate during employment or service with the Company or an Affiliate or during the one (1) year period following termination of Participant’s employment or service with the Company or an Affiliate, or to the extent required by any policy adopted by the Company or applicable law, the Company shall have the right to terminate this Award (and Participant shall thereupon cease to have any right or entitlement to  receive any Shares under this Award) to the extent outstanding and to cancel and/or require the Participant to return any Shares issued hereunder and be paid any proceeds received by Participant from the sale of Shares issued hereunder.

6. Compliance with Laws and Regulations. The issuance of Shares pursuant to the Award shall be subject to compliance by the Company and Participant with all applicable laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.  The Compensation Committee, in its sole discretion, may postpone the issuance or delivery of Shares as the Compensation Committee may consider appropriate and may require Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in order to be in compliance with applicable laws, rules and regulations.

7. Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant and Participant’s assigns, beneficiaries, executors, administrators, heirs and successors.

8. Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

Genpact Limited
Canon’s Court
22 Victoria Street
Hamilton HM EX
Bermuda
Attn:  Secretary

with a copy to:
Genpact LLC
1155 6th Avenue
4th Floor
New York, NY 10036
Attn:  Legal Department

if to Participant, at Participant’s last known address on file with the Company;

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

9. Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Compensation Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

10. Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York.  Each Participant and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of them may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Plan.

11. Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s employment or service at any time for any reason, with or without cause.

12. Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

GENPACT LIMITED

Signature:____________________________________
Name:
Title:

PARTICIPANT

Signature:____________________________________
Name:
Address: